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                                                           Exhibit 11

CONSENT OF INDEPENDENT ACCOUNTANTS


   We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 25, 1995, relating to the financial statements and financial highlights of Quest for Value Global Equity Fund, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in such Prospectus and "Additional Information -- Independent Accountants" in such Statement of Additional Information.


 /s/ Price Waterhouse LLP
---------------------------
PRICE WATERHOUSE LLP

1177 Avenue of the Americas
New York, New York 10036
September 27, 1995